Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES REPORTS
THIRD QUARTER 2010 RESULTS
Third quarter revenue up 13% sequentially, rising 58% versus last year’s third quarter
MIDLAND, Texas — October 25, 2010 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2010.
THIRD QUARTER 2010
Third quarter revenue rose 13% to $197.3 million from $175.1 million in the second quarter of 2010, and increased 58% from the $125.0 million reported in the third quarter of 2009. For the third quarter of 2010, Basic reported a net loss of $9.3 million, or $0.23 per share. In the second quarter of 2010, Basic generated a net loss of $12.4 million, or $0.31 per share, excluding a $1.8 million, or $0.04 per share, after-tax gain on the bargain purchase of an acquisition (or a net loss of $10.7 million, or $0.27 per share, as reported including such gain). For the third quarter of 2009, Basic generated a net loss of $23.1 million, or $0.58 per share, excluding a $2.2 million, or $0.06 per share, after-tax charge associated with the early extinguishment of its revolving credit facility (or a net loss of $25.3 million, or $0.64 per share, as reported including such charge).
Adjusted EBITDA for the 2010 third quarter rose to $32.2 million, or 16% of revenue, from $26.9 million, or 15% of revenue, in the second quarter of 2010, and $6.7 million, or 5% of revenue, in the comparable quarter of 2009. Adjusted EBITDA is defined as net income before interest, taxes, depreciation, amortization, goodwill impairment, loss on early extinguishment of debt, the net gain or loss from the disposal of assets and gain on bargain purchase. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Each of our business segments produced sequential gains in revenue in the third quarter on top of double-digit increases in the second quarter due to improving conditions in oil-driven markets. The completion and remedial services segment in the third quarter, led by our pumping operations, continued to be our strongest performer producing 20% higher sequential revenues and 28% higher segment margins. Our pumping operations completed the quarter with all-time high revenue levels in August and September. Excluding seasonal factors, we see that trend continuing in the fourth quarter.
“Revenues in our fluid services segment increased by 8% from the second quarter due to higher activity and price improvements for our trucking operations and frac tank rentals. Segment profits were up only 2% as higher wages, driver overtime and workers compensation costs impacted the segment margin. As in our pumping services, we anticipate fluid services revenue to continue to build in the fourth quarter as trucking and frac tank rates improve, which should offset the labor cost increases already incurred.
“We generated 10% higher sequential revenues in our well servicing segment during the quarter but posted 11% lower segment profits in the third quarter. Several factors hurt profitability in the quarter including higher personnel costs, lower utilization in early July caused by rainy weather, and a higher proportion of Taylor manufacturing and service revenue, which has a lower margin than our well servicing rig operations.
“As stated in previous commentaries, we have been implementing targeted wage and salary increases in our higher utilization markets where we were seeing particularly aggressive competition for personnel. In anticipation of increasing wage competition, even in some of the slower markets, we implemented a five percent company-wide wage increase at the end of August. Those labor cost increases will be offset in the fourth quarter with increased rates but our margins, particularly in the well servicing segment, were impacted in the third quarter.
“As for the remainder of 2010, we expect demand to continue to trend upward in oil-driven markets with rates and margins trending higher as well. However, gas-driven markets will continue to be very competitive until gas prices and demand improve, which we do not expect to occur before late 2011. With that outlook and the current relatively high utilization across our oil-oriented operating areas, we have begun more aggressively building upon our existing operations. Major investments include a 25,000 horsepower frac spread scheduled for delivery in the first quarter of 2011 to expand our pumping operations in the Permian Basin and $8 million to add 20 fluid trucks and 160 frac tanks and several water sales and disposal facilities to support growing frac activity in the Permian Basin, the Williston Basin and the Eagle Ford play in our Gulf Coast Region.
“We also expect to resume our growth by acquisitions. At the end of the third quarter, we established a $30 million revolving credit agreement, expanding our liquidity to approximately $109 million, giving us the flexibility to fund potential opportunities we see materializing in our market. We are currently evaluating several acquisition opportunities and expect to close on several deals in the near-term.”
YEAR-TO-DATE 2010
For the nine-month period ended September 30, 2010, Basic generated a net loss of $39.8 million, or $1.09 per share, excluding a gain of $1.8 million, or $0.04 per share, for a bargain purchase on an acquisition (or a net loss of $41.6 million, or $1.05 per share, as reported). For the nine-month period ended September 2009, Basic generated a net loss of $60.3 million, or $1.52 per share, excluding a $166.9 million after-tax ($204.0 million pre-tax) non-cash goodwill impairment charge and a $2.2 million after-tax ($3.5 million pre-tax) loss on the early extinguishment of debt (or a net loss of $229.4 million, or $5.78 per share, as reported). Revenues increased 29% to $515.4 million for the first nine months of 2010 compared to $398.5 million in the same period in 2009. Adjusted EBITDA for the first nine months of 2010 was $71.0 million, or 14% of revenue, compared to $25.3 million, or 6% of revenue, for the comparable period in 2009 (which excludes the 2009 pre-tax goodwill impairment and early extinguishment of debt charges).
Business Segment Results
Well Servicing
Sequentially, well servicing revenues rose 10% to $54.5 million during the third quarter of 2010 compared to $49.5 million in the prior quarter. Revenue from the Taylor manufacturing and service business line was $4.2 million and $1.5 million in the third and second quarter of 2010, respectively. In 2009, third quarter revenues were $38.4 million. At September 30, 2010, the well servicing rig count was 403, declining one rig from the prior quarter end. The weighted average number of well servicing rigs was 404 during the third quarter of 2010, unchanged from the prior quarter and down from 414 during the third quarter of 2009.
Well servicing rig utilization rose to 55% in the third quarter of 2010, up from 53% in the second quarter reflecting increased demand for these services due to an increase in activity in oil-orientated markets in response to current commodity prices and better economic conditions. Last year in the comparable quarter, the rig utilization rate was 42%. Excluding revenues associated with rig manufacturing and service, revenue per well servicing rig hour rose 1% sequentially to $319 in the third quarter from $316 in the second quarter of 2010, and was up 2% compared to the $313 achieved during the third quarter of 2009.
Well servicing segment profit in the third quarter of 2010 was $11.4 million compared to $12.8 million in the prior quarter and $9.4 million in the same period in 2009. Segment profit margins declined to 21% in the third quarter of 2010 from 26% in the second quarter and 24% in the third quarter of 2009. Excluding the Taylor rig manufacturing and service business line, well servicing segment profit margin was 22% for the third quarter of 2010 and 26% for the second quarter of 2010. Segment profit margins in the third quarter of 2010 declined due to increased labor costs, severe weather in several operating areas, and the continued impact early in the quarter of the oil spill in the Gulf of Mexico on Basic’s barge operations.
Fluid Services
Fluid services revenues in the third quarter of 2010 increased by 8% to $63.4 million compared to $58.8 million in the prior quarter. During the comparable quarter of 2009, this segment produced $49.8 million in revenue. The weighted average number of fluid services trucks was 789 during the third quarter of 2010, declining by eight trucks from the weighted average truck count of 797 during the second quarter of 2010. The weighted average number of fluid services trucks was 805 during the third quarter of 2009. The sequential increase in revenues was due primarily to improved pricing for fluid hauling and frac tank rentals, and an increase in well site construction activity.
The average revenue per fluid services truck was $80,000 in the third quarter of 2010, up 8% from $74,000 in the prior quarter and 29% compared to $62,000 in the same period in 2009. Segment profit in the third quarter of 2010 was $15.7 million, or 25% of revenue, compared to $15.4 million, or 26% of revenue, in the prior quarter and $11.3 million, or 23% of revenue, in the same period in 2009. The decline in sequential segment profit was mainly due to an increase in workers compensation insurance expense related to two separate incidents in our Permian Basin operations that exceeded our per incident self-insurance retention. Excluding these insurance charges, the fluid services segment profit margin would have shown a slight increase from the prior quarter.
Completion & Remedial Services
Sequentially, completion and remedial services revenues increased 20% to $73.7 million in the third quarter of 2010 from $61.5 million in the prior quarter. In the comparable quarter of last year, this segment generated $32.6 million in revenue. Segment profit in the third quarter of 2010 rose sequentially to $30.5 million, or 41% of revenue, compared to $23.8 million, or 39% of revenue, in the prior quarter. During the third quarter of 2009, segment profit was $9.5 million, or 29% of revenue. The sequential and prior year improvement in revenue and segment profit was due to higher utilization and improved pricing in Basic’s pressure pumping service line, which was driven largely due to higher activity in the drilling and completion of new wells during 2010. As of September 30, 2010, Basic had approximately 142,000 hydraulic horsepower, the same as in the prior quarter and up from 139,000 horsepower at September 30, 2009.
Contract Drilling
Contract drilling revenues increased 5% to $5.5 million during the third quarter of 2010 compared to $5.3 million in the second quarter of 2010. During the third quarter of 2009, this segment produced $4.2 million in revenue. Basic operated nine drilling rigs during the third quarter of 2010, the same as in the prior quarter and in the same period in 2009. Rig operating days during the third quarter of 2010 dipped slightly to 523 compared to 527 in the prior quarter. The modest decline in drilling days was the result of days lost during the derrick recertification process, which was completed in the third quarter of 2010. Rig operating days were 391 in the comparable period in 2009. Segment profit in the third quarter of 2010 was $1.4 million compared to $1.5 million in the prior quarter and $845,000 in the third quarter of 2009. The sequential increase in revenue was due to improved pricing, reflected in the 6% increase in revenue per day, which rose to $10,600 in the third quarter from $10,000 in the previous quarter. Segment profit margin declined sequentially in the third quarter mainly due to the derrick recertification process mentioned above.
G&A Expense
G&A expense in the third quarter of 2010 was $27.0 million, or 14% of total revenue, compared to $26.8 million, or 15% of total revenue, in the second quarter of 2010. During the third quarter of 2009, G&A expense was $25.1 million, or 20% of total revenue.
Revolving Credit Agreement
On September 28, 2010, Basic entered into a $30 million revolving credit facility secured by accounts receivable and inventory. Basic plans to use approximately $15 million of this facility in the fourth quarter to secure letters of credit for insurance collateral, which at September 30, 2010, were secured by cash. The remaining $15 million will be available for growth opportunities.

As of September 30, 2010, there were no amounts outstanding under the facility.
Capital Expenditures
During the first nine months of 2010, Basic’s total capital expenditures, including capital leases of $12 million, were approximately $56 million, comprised of $30 million for sustaining and replacement projects, $21 million for expansion projects and $5 million for other projects. Expansion capital spending included approximately $12 million for the completion and remedial services segment, $7 million for the fluid services segment, and $2 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.
Based on current operating conditions, Basic now projects that capital expenditures for 2010 will be $65 million, which includes amounts for expansion and further replacements.
Conference Call
Basic will host a conference call to discuss its third quarter 2010 results on Tuesday, October 26, 2010, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9770 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http:// www.basicenergyservices.com.
A telephonic replay of the conference call will be available until November 2, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4370630#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,200 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Well servicing	$54,538	$38,434	$145,863	$123,647
Fluid services	63,451	49,782	174,399	163,847
Completion and remedial services	73,725	32,592	180,492	99,224
Contract drilling	5,547	4,150	14,605	11,776

Total revenues	197,261	124,958	515,359	398,494

Expenses:
Well servicing	43,112	29,051	111,946	93,793
Fluid services	47,790	38,471	132,155	118,439
Completion and remedial services	43,180	23,106	110,563	70,484
Contract drilling	4,128	3,305	11,123	9,912
General and administrative (1)	27,020	25,140	78,917	81,643
Depreciation and amortization	33,971	33,455	101,319	98,605
(Gain) loss on disposal of assets	560	514	1,734	1,853
Goodwill impairment	—	—	—	204,014

Total expenses	199,761	153,042	547,757	678,743

Operating income (loss)	(2,500)	(28,084)	(32,398)	(280,249)
Other income (expense):
Interest expense	(11,858)	(9,760)	(35,300)	(21,470)
Interest income	12	135	62	528
Loss on early extinguishment of debt	—	(3,481)	—	(3,481)
Gain on bargain purchase	—	—	1,772	—
Other income (expense)	178	819	370	1,071

Income (loss) from continuing operations before income taxes	(14,168)	(40,371)	(65,494)	(303,601)
Income tax benefit (expense)	4,836	15,046	23,899	74,215

Net income (loss)	$(9,332)	$(25,325)	$(41,595)	$(229,386)

Earnings (loss) per share of common stock:
Basic	$(0.23)	$(0.64)	$(1.05)	$(5.78)

Diluted	$(0.23)	$(0.64)	$(1.05)	$(5.78)

Other Financial Data:
EBITDA (2)	$31,649	$2,709	$71,063	$(184,054)
Adjusted EBITDA (2)	32,209	6,704	71,025	25,294
Capital expenditures:
Acquisitions, net of cash acquired	—	—	10,312	1,190
Property and equipment	18,048	9,612	43,603	34,799

	As of
	September 30,	September 30,
	2010	2009
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$78,626	$137,026
Restricted cash	14,123	14,316
Net property and equipment	624,221	690,720
Total assets	1,017,658	1,085,335
Total long-term debt	471,241	480,317
Total stockholders’ equity	301,968	363,090

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Segment Data:

Well Servicing
Weighted average number of rigs	404	414	404	414
Rig hours (000’s)	159.4	122.9	449.0	365.7
Rig utilization rate	55.2%	41.5%	51.8%	41.2%
Revenue per rig hour, excluding manufacturing	$319	$313	$314	$338
Well servicing rig profit per rig hour	$74	$76	$77	$82
Segment profits as a percent of revenue	21.0%	24.4%	23.3%	24.1%

Fluid Services
Weighted average number of fluid services trucks	789	805	792	809
Truck hours (000’s)	475.5	427.6	1,375.5	1,298.9
Revenue per fluid services truck (000’s)	$80	$62	$220	$203
Segment profits per fluid services truck (000’s)	$20	$14	$53	$56
Segment profits as a percent of revenue	24.7%	22.7%	24.2%	27.7%

Completion and Remedial Services
Segment profits as a percent of revenue	41.4%	29.1%	38.7%	29.0%

Contract Drilling
Weighted average number of rigs	9	9	9	9
Rig operating days	523	391	1,470	953
Revenue per day	$10,600	$10,600	$9,900	$12,400
Drilling rig profit per day	$2,700	$2,200	$2,400	$2,000
Segment profits as a percent of revenue	25.6%	20.4%	23.8%	15.8%

(1)	Includes approximately $1,461,000 and $1,264,000 of non-cash compensation expense for the three months ended September 30, 2010 and 2009, respectively. For the nine months ended September 30, 2010 and 2009, it includes approximately $4,050,000 and $3,928,000 of non-cash expenses, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, goodwill impairment charges, loss on early extinguishment of debt, gain or loss on disposal of assets, and the gain on bargain purchase, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not include impairment of goodwill;
•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect our gain on bargain purchases;
•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$(9,332)	$(25,325)	$(41,595)	$(229,386)
Income taxes	(4,836)	(15,046)	(23,899)	(74,215)
Net interest expense	11,846	9,625	35,238	20,942
Depreciation and amortization	33,971	33,455	101,319	98,605

EBITDA	$31,649	$2,709	$71,063	$(184,054)

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge in 2009, loss on extinguishment of debt charge in 2010, gain on bargain purchase in 2010, and gain or loss on disposal of assets:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(9,332)	$(25,325)	$(41,595)	$(229,386)
Goodwill impairment	—	—	—	204,014
Loss on extinguishment of debt	—	3,481		3,481
Income taxes	(4,836)	(15,046)	(23,899)	(74,215)
Gain on bargain purchase	—	—	(1,772)	—
Net interest expense	11,846	9,625	35,238	20,942
(Gain) loss on disposal of assets	560	514	1,734	1,853
Depreciation and amortization	33,971	33,455	101,319	98,605

Adjusted EBITDA	$32,209	$6,704	$71,025	$25,294

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